Exhibit 21.1
     The following is a list of the significant subsidiaries of Clearwire Corporation, and the state or other jurisdiction of incorporation or organization.
List of Consolidated Subsidiaries of Clearwire Corporation

State of Other Jurisdiction of
Name of Subsidiary	Incorporation or Organization
BWC Spectrum, LLC	Delaware
Clearmedia, Inc.	Nevada
Clearwire US LLC	Nevada
Clearwire Hawaii Partners LLC	Delaware
Clearwire Hawaii Partners Spectrum LLC	Delaware
Clearwire Spectrum Holdings LLC	Nevada
Clearwire Spectrum Holdings II LLC	Nevada
Clearwire Telecommunications Services, LLC	Nevada
DCT Los Angeles, LLC	Delaware
Fixed Wireless Holdings, LLC	Delaware
IntraISP Software Solutions, LLC	Missouri
SFT Spectrum, LLC	Delaware
Winbeam, Incorporated	Pennsylvania
Winbeam Westmoreland, LLC	Pennsylvania
Winbeam LLC	Nevada
Clearwire International LLC	Washington
Clearwire Croatia d.o.o	Croatia
Clearwire Belgium Sprl	Belgium
CLEARWIRE d.o.o. Beograd (Clearwire Ltd. Belgrade)	Serbia
Clearwire Brasil Participacoes Ltda.	Brasil
Clearwire Europe B.V.	Netherlands
Clearwire Europe S.a.r.l.	Luxembourg
Clearwire France S.A.S.	France
Clearwire Europe Management ServicesGmbH	Austria
Clearwire Germany GmbH	Germany
Clearwire Ireland Limited	Ireland
Clearwire Latin America, LLC	Nevada
Clearwire Poland Sp. z.o.o.	Poland
Clearwire Poland Holdings S.a.r.l.	Poland
Clearwire Poland Spectrum Sp. Z.o.o.	Poland
Clearwire Slovakia s.r.o.	Slovakia
accessNET International, S.A.	Romania
Clearwire Espana, S.A.	Spain
Clearwire Ireland II Limited	Ireland
Idilis, S.A.	Romania
Mac Telecom SA	Belgium
Mac Telecom Holdings SA	Belgium
CW Telecomunicacoes Ltda.	Brazil
Viamax Holdings S.A.	Brazil
List of Unconsolidated Subsidiaries of Clearwire Corporation

State of Other Jurisdiction of Incorporation
Name of Subsidiary	or Organization
Craig Wireless Manitoba Inc.	Canada
Danske Telecom A/S	Denmark
GALT Wireless, LLC	Washington
MVS Net, S.A. de C.V.	Mexico